Exhibit 5.1

September 12, 2016

To:
Foamix Pharmaceuticals Ltd.
2 Holzman Street, Weizmann Science Park
Rehovot, 7670402
Israel

Re:  Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel for Foamix Pharmaceuticals Ltd., an Israeli company (the “Company”), in connection with the registration statement on Form F-3 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on October 21, 2015, as amended by a registration statement of Form F-3/A filed by the Company with the SEC on the date hereof (the “Registration Statement”), pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), which registers the offer, issuance and sale by the Company, from time to time, of up to $150 million, in the aggregate, of ordinary shares, par value NIS 0.16 per share of the Company (the “Shares”), and the resale, from time to time, of up to 331,000 ordinary shares, par value NIS 0.16 per share held by certain selling shareholders (the “Selling Shareholders”) to be named in the Registration Statement (the “Secondary Shares”).

This opinion letter is rendered pursuant to Item 9 of Form F-3 promulgated by the SEC and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the Securities Act.

In connection herewith, we have examined the originals, photocopies  or copies, certified or otherwise identified to our satisfaction, of: (i) the draft of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) a copy of the articles of association of the Company, as amended and restated and currently in effect (the “Articles”); (iii) minutes of a meeting of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the actions to be taken in connection therewith were approved; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of suc h latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. We have assumed, in addition, that at the time of the execution and delivery of any definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the Shares may be issued (the “Underwriting Agreement”), the Underwriting Agreement will be the valid and legally binding obligation of such third party, enforceable against such third party in accordance with its terms. We have further assumed that at the time of the issuance and sale of any of the Shares, the terms of the Shares, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1.           Assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of any Shares, the terms of the offering thereof and related matters (the “Authorizing Resolutions”), (b) the effectiveness (without termination or rescindment) of the Registration Statement, as finally amended (including any post-effective amendments), under the Securities Act, (c) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Shares in compliance with the Securities Act and the applicable rules and regulations thereunder, (d) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Underwriting Agreement, any post-effective amendment thereto or to a Report of Foreign Private Issuer on Form 6 -K, pursuant to which the Shares may be issued and sold, and (e) receipt by the Company of the consideration for the Shares as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Underwriting Agreement, if any, pursuant to which the Shares may be issued, such Shares will be validly is sued, fully paid and non- assessable.

2.          The Secondary Shares have been validly issued, fully paid and are non-assessable.

You have informed us that you intend to issue the Shares from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.  We understand that prior to issuing any Shares you will afford us an opportunity to review the Authorizing Resolutions and operative documents pursuant to which such Shares are to be issued (including an appropriate prospectus supplement), and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such resolutions and documents.

We have assumed that, at the time of issuance and sale, a sufficient number of Shares are authorized and available for issuance under the Articles as then in effect and that the consideration for the issuance and sale of the Shares is in an amount that is not less than the nominal (par) value of the Shares. We have not independently verified any of the foregoing assumptions.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,
Herzog Fox & Neeman